Exhibit 10.1

Cocrystal Pharma, Inc.

1860 Montreal Road

Tucker, GA 30084

678-892-8800

May 26, 2017

Mr. James Martin

[________________]

[________________]

Re: Offer to become Chief Financial Officer

Dear Jim:

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Financial Officer (“CFO”) of Cocrystal Pharma, Inc., a Delaware corporation, (the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as CFO, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. As CFO you will have the primary responsibility for the preparation of all financial statements filed by the Company with the Securities and Exchange Commission (“SEC”) and executing the certifications required by the Sarbanes Oxley Act of 2002 and the rules of the SEC. You will report directly to the Chief Executive Officer and the Board of Directors of the Company (the “Board”). You agree to devote your full business attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and subject to Board approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Location

Your principal place of employment shall be Miami, Florida. You will also be required to travel to the company’s other offices and elsewhere, as needed, to properly your employment duties and responsibilities.

Start Date

Subject to satisfaction of all of the conditions described in this letter, this offer is based on a mutually acceptable start date, to be determined/your anticipated start date is June 1, 2017 (“Start Date”).

Base Salary

In consideration of your services, you will be paid an initial base salary of $230,000 per year (“Base Salary”), subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. Notwithstanding the foregoing, the Company shall be under no obligation to increase your Base Salary.

Annual Bonus

During your employment, you will be eligible to receive a discretionary bonus to the extent approved by the Company’s Board. Notwithstanding the foregoing, the Board may refuse to pay you any bonus in its sole discretion.

Equity Grants

During your employment, you will be eligible to receive stock options to the extent approved by, and at the sole discretion of, the Company’s Board.

Benefits

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives, including health and other benefits, subject to the terms and conditions of such plans and programs. You will be entitled to 4 weeks of paid vacation annually and at such times that do not interfere with the Company’s filing of reports and registration statements with the SEC and would not otherwise conflict with any activities approved by the Board. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Employment Agreement

The Company agrees to negotiate with you an acceptable employment agreement consistent with the terms of this offer letter.

We are excited at the prospect of you joining our team on a full-time and permanent basis. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me within 2 days. This offer is open for you to accept until May 30, 2017. at which time it will be deemed to be withdrawn. I forward to hearing from you.

Yours sincerely,

COCRYSTAL PHARMA, INC.

By:	/s/ Gary Wilcox
Gary Wilcox, CEO

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

James Martin

/s/ James Martin

Date: May 29, 2017